News Release

Contacts:		Exhibit 99
Media	Investor Relations
Robert C. Ferris	Nicholas Noviello
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	nicholas.noviello@honeywell.com

HONEYWELL THIRD QUARTER SALES UP 8% TO $6.9 BILLION;
EARNINGS UP 28% TO 55 CENTS PER SHARE

Company Realizes 5% Organic Growth and a Full Point of Margin Expansion

MORRIS TOWNSHIP, N.J., October 19, 2005 -- Honeywell (NYSE: HON) today announced an 8% increase in third quarter sales to $6.9 billion compared to $6.4 billion in 2004. The company reported earnings of 55 cents per share in the third quarter, an increase of 28 percent versus 43 cents per share in the third quarter of 2004. Net income was $470 million for the quarter compared with $372 million last year. Cash flow from operations was $705 million and free cash flow (cash flow from operations less capital expenditures) was $543 million.

“This was another strong quarter for Honeywell, highlighted by 5% organic growth and a full point of margin expansion,” said Honeywell Chairman and Chief Executive Officer Dave Cote. "We continued to make significant progress in positioning the business for growth. We announced our intent to acquire the remaining 50 percent interest in our UOP joint venture, a leading technology provider to the petroleum refining, petrochemical and gas processing industries. In addition, we are divesting our non-core U.S. nylon carpet fiber operations. Both transactions are expected to close in the fourth quarter and will substantially complete the portfolio transformation of our Specialty Materials business. We also reached a definitive agreement to sell Indalex Aluminum Solutions, one of the two non-core Novar businesses, at terms that are in line with prior expectations.”

The company also updated its previously announced 2005 financial guidance. Sales for the full year are anticipated to be up 8% to approximately $27.6 billion and free cash flow is expected to be $1.7 – $1.8 billion (cash flow from operations of $2.5 - $2.6 billion). Earnings per share (excluding the tax charge associated with the repatriation of foreign earnings related to the provisions of the American Jobs Creation Act of 2004) is expected to be $2.11 - $2.13 ($1.93 - $1.95 per share on a reported basis), up 30% on a reported basis.

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Results - 2

Third Quarter Segment Highlights

Aerospace

•	Sales were up 6% compared with the third quarter of 2004, with 9% growth in commercial markets and 3% growth in defense and space sales.
•	Segment margins were 16.8% compared with 15.4% a year ago, due to strong volume growth.
•

Aerospace received European Aviation Safety Agency certification for its Runway Awareness and Advisory System (RAAS) on a range of business aviation aircraft. French regulatory authorities also approved RAAS for the Boeing 777 aircraft.

•

Defense and Space delivered RDR-4000M, the first of its next-generation weather radar systems, to the United States Air Force for installation in a C-17 Globemaster III. This system is the military variant of the commercial RDR-4000 system, selected for the new Airbus A380, and recently selected for Singapore Airlines new fleet of Boeing 777’s.

•

Defense and Space was selected by Bell Helicopter to provide the HTS900 engine, the Radar Altimeter and the Embedded Global Positioning System/Inertial Navigation System for the Armed Reconnaissance Helicopter.

Automation and Control Solutions

•	Sales were up 23% compared with the third quarter of 2004, driven by organic sales growth of 4%, primarily in the Security and Life Safety businesses, and the impact of acquisitions of 19%.
•

Segment margins were 12.3% compared with 11.8% a year ago, as productivity gains more than offset the anticipated dilutive impact of acquisitions. Excluding the impact of acquisitions, segment margins would have expanded to 12.8%.

•

VisionPRO™ and FocusPRO™, the award-winning centerpieces of Honeywell’s new thermostat offerings, continued to experience strong customer acceptance, which helped drive 15% growth in the North American trade channel of the Environmental and Combustion Controls business.

•

Building Solutions signed energy savings performance contracts totaling more than $50 million in the third quarter, including Altus Air Force Base in Oklahoma and Rochester, N.H. schools, and introduced Honeywell MiniRetrofit™ Service, a new facility-optimization program that allows building managers in the commercial/industrial sector to replace aging infrastructure with high-efficiency equipment and systems.

•

Process Solutions won a $48 million agreement to provide comprehensive e-retail solutions to the Indian Oil Corporation Ltd and the Hindustan Petroleum Corporation, as well as a $10 million five-year oil and gas process automation solutions contract to service four Sonatrach sites in Algeria.

Transportation Systems

•

Sales were flat compared with the third quarter of 2004, due to a shift in European consumer demand among automotive platforms and the impact of slightly lower European light vehicle production on Turbo Technologies sales, offset by continued growth in North America.

•

Segment margins were 11.4%, compared with 13.0% a year ago, due to higher raw material costs, unfavorable mix, and the operational costs associated with the exit from Friction Materials’ North American original equipment business, partially offset by productivity gains.

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Results - 3

•

Turbo Technologies’ third generation VNT™ was launched on the Audi A8 4.2 TDI, BMW 745d and the Mercedes S 420 CDI. These three flagship vehicles were introduced at the Frankfurt Motor Show in September.

•

Consumer Products Group and Friction Materials have merged to form a single, global organization to better leverage worldwide sales and distribution capabilities and to realize greater operational efficiencies.

Specialty Materials

•

Sales were down 12% compared with the third quarter of 2004, with 6% organic growth, primarily in the Chemicals and Nylon businesses, which was more than offset by the loss of sales from the divested Performance Fibers and Industrial Wax businesses.

•	Segment margins were 7.5% compared with 4.3% a year ago, with price increases and productivity actions more than offsetting higher raw material costs.
•

Honeywell agreed to acquire the 50 percent interest in UOP LLC currently owned by Union Carbide, a wholly-owned subsidiary of The Dow Chemical Company, which will result in full ownership of the entity. UOP, a leading international supplier and licensor of process technology, catalysts, process plants and consulting services to the petroleum refining, petrochemical and gas processing industries, had revenue of $1.2 billion in 2004. The transaction is expected to close in the fourth quarter of 2005.

•	Specialty Materials agreed to sell its U.S nylon carpet fiber operations to Shaw Industries Group, Inc. The transaction is expected to close in the fourth quarter of 2005.

During the quarter the company recognized a pre-tax charge of $110 million for repositioning, environmental, litigation, and other matters, which is net of a favorable $67 million arbitration ruling.

Honeywell will discuss its results during its investor conference call today starting at 8:00 a.m. EDT. To participate, please dial (706) 643-7681 a few minutes before the 8:00 a.m. start. Please mention to the operator that you are dialing in for Honeywell's investor conference call. The live webcast of the investor call will be available through the "Investor Relations" section of the company's Website (http://www.honeywell.com/investor). Investors can access a replay of the webcast starting at 11:00 a.m. EST, October 19, until 5:00 p.m. EST, October 26, by dialing (706) 645-9291. The access code is 9943619.

Honeywell International is a $26 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor's 500 Index. For additional information, please visit www.honeywell.com.

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. The forward-looking statements included in this release are also subject to a number of material risks and uncertainties, including but not limited to economic, competitive, governmental, and technological factors affecting our operations, markets, products, services and prices. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.

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Results-4

Honeywell International Inc.

Consolidated Statement of Operations (Unaudited)

(In millions except per share amounts)

	Three Months Ended September 30,
	2005		2004

Product sales	$5,593		$5,046
Service sales	1,306		1,349
	6,899		6,395
Costs, expenses and other
Cost of products sold	4,329	(A)	4,163	(C)
Cost of services sold	962	(A)	924	(C)
Selling, general and administrative expenses	982	(A)	820	(C)
(Gain) loss on sale of non-strategic businesses	(21	) (B)	(5	) (D)
Equity in (income) loss of affiliated companies	(22)		(24)
Other (income) expense	–		(50	) (E)
Interest and other financial charges	83		81
	6,313		5,909
Income from continuing operations before taxes	586		486
Tax expense	153		114

Income from continuing operations	433		372

Income from discontinued operations, net of taxes	37		–
Net income	$470		$372

Earnings per share of common stock - basic:
Income from continuing operations	$0.51		$0.43
Income from discontinued operations	0.04		–
Net income	$0.55		$0.43
Earnings per share of common stock - assuming dilution:
Income from continuing operations	$0.51		$0.43
Income from discontinued operations	0.04		–
Net income	$0.55		$0.43

Weighted average number of shares outstanding-basic	851		861
Weighted average number of shares outstanding - assuming dilution	856		864

(A)

Cost of products and services sold and selling, general and administrative expenses include provisions of $60 million (net of a credit of $67 million for a favorable arbitration ruling) and $50 million, respectively, for environmental, litigation, net repositioning and other charges (credits). Total net pretax charges were $110 million (after-tax $76 million, or $0.09 per share).

(B)	Represents pretax adjustments related to businesses sold in prior periods (after-tax $13 million, or $0.02 per share).
(C)

Cost of products and services sold and selling, general and administrative expenses include provisions of $100 and $1 million, respectively, for environmental, litigation and net repositioning charges. Total net pretax charges were $101 million (after-tax $56 million, or $0.06 per share).

(D)	Represents pretax adjustments related to businesses sold in prior periods (after-tax $3 million, with no effect on earnings per share).
(E)	Includes a gain of $27 million (after-tax $17 million, or $0.02 per share) related to the settlement of a patent infringement lawsuit.

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Results-5

Honeywell International Inc.

Consolidated Statement of Operations (Unaudited)

(In millions except per share amounts)

	Nine Months Ended September 30,
	2005		2004
Product sales	$16,411		$15,015
Service sales	3,967		3,946
	20,378		18,961
Costs, expenses and other
Cost of products sold	13,003	(A)	12,461	(D)
Cost of services sold	2,867	(A)	2,784	(D)
Selling, general and administrative expenses	2,771	(A)	2,451	(D)
(Gain) loss on sale of non-strategic businesses	(11	) (B)	(270	) (E)
Equity in (income) loss of affiliated companies	(82	) (A)	(48	) (D)
Other (income) expense	(27	) (A)	(78	) (F)
Interest and other financial charges	260		247
	18,781		17,547

Income from continuing operations before taxes	1,597		1,414
Tax expense	527	(C)	386
Income from continuing operations	1,070		1,028
Income from discontinued operations, net of taxes	65		–
Net income	$1,135		$1,028
Earnings per share of common stock - basic:
Income from continuing operations	$1.25		$1.19
Income from discontinued operations	0.08		–
Net income	$1.33		$1.19
Earnings per share of common stock - assuming dilution:
Income from continuing operations	$1.25		$1.19
Income from discontinued operations	0.08		–
Net income	$1.33		$1.19

Weighted average number of shares outstanding-basic	853		860

Weighted average number of shares outstanding - assuming dilution	857		864

(A)

Cost of products and services sold, selling, general and administrative expenses, equity in (income) loss of affiliated companies and other (income) expense include provisions of $277 million (net of a credit of $67 million for a favorable arbitration ruling), $43, $2 and $10 million, respectively, for environmental, litigation, net repositioning and other charges (credits). Total net pretax charges were $332 million (after-tax $242 million, or $0.28 per share).

(B)

Represents pretax adjustments related to businesses sold in prior periods; partially offset by the pretax loss related to the sale of our Industrial Wax business (after-tax gain $57 million, or $0.07 per share). The after-tax gain has been impacted by the higher tax basis than book basis on the sale of our Industrial Wax business.

(C)	Includes a tax provision of $155 million, or $0.18 per share for the repatriation of foreign earnings related to the provisions of the American Jobs Creation Act of 2004.
(D)

Cost of products and services sold, selling, general and administrative expenses and equity in (income) loss of affiliated companies include provisions of $384, $9 and $6 million, respectively, for environmental, litigation, business impairment and net repositioning charges. Total net pretax charges were $399 million (after-tax $249 million, or $0.29 per share).

(E)

Represents pretax gains on the sales of our VCSEL Optical Products and Security Monitoring businesses, and adjustments related to businesses sold in prior periods (after-tax $147 million, or $0.17 per share).

(F)	Includes a gain of $27 million (after-tax $17 million, or $0.02 per share) related to the settlement of a patent infringement lawsuit.

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Results-6

Honeywell International Inc.

Segment Data (Unaudited)

(Dollars in millions)

	Periods Ended September 30,
Net Sales	Three Months		Nine Months
	2005	2004	2005	2004

Aerospace	$2,619	$2,468	$7,772	$7,225

Automation and Control Solutions	2,445	1,994	6,824	5,909

Specialty Materials	773	876	2,369	2,633

Transportation Systems	1,061	1,057	3,412	3,193

Corporate	1	–	1	1
Total	$6,899	$6,395	$20,378	$18,961

	Periods Ended September 30,
Segment Profit	Three Months		Nine Months
	2005	2004	2005	2004

Aerospace	$439	$379	$1,234	$1,053

Automation and Control Solutions	300	235	743	637

Specialty Materials	58	38	195	137

Transportation Systems	121	137	437	430

Corporate	(41)	(40)	(129)	(117)

Total Segment Profit	877	749	2,480	2,140
Gain on sale of non-strategic businesses	21	5	11	270
Equity in income of affiliated companies	22	24	82	48
Other income	–	50	27	78
Interest and other financial charges	(83)	(81)	(260)	(247)
Pension and other postretirement benefits (expense) (A)	(141)	(160)	(423)	(482)
Repositioning, environmental, litigation and other (charges) credits (A)	(110)	(101)	(320)	(393)
Income from continuing operations before taxes	$586	$486	$1,597	$1,414

(A) Amounts included in cost of products and services sold and selling, general and administrative expenses.

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Results-7

Honeywell International Inc.

Consolidated Balance Sheet (Unaudited)

(Dollars in millions)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$1,452	$3,586
Accounts, notes and other receivables	4,772	4,243
Inventories	3,398	3,160
Deferred income taxes	1,161	1,289
Other current assets	564	542
Assets held for disposal	1,222	–
Total current assets	12,569	12,820

Investments and long-term receivables	406	542
Property, plant and equipment - net	4,335	4,331
Goodwill	7,422	6,013
Other intangible assets - net	1,586	1,241
Insurance recoveries for asbestos related liabilities	1,288	1,412
Deferred income taxes	738	613
Prepaid pension benefit cost	2,803	2,985
Other assets	1,059	1,105
Total assets	$32,206	$31,062

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities:
Accounts payable	$2,627	$2,564
Short-term borrowings	61	28
Commercial paper	425	220
Current maturities of long-term debt	952	956
Accrued liabilities	5,405	4,971
Liabilities related to assets held for disposal	236	–
Total current liabilities	9,706	8,739

Long-term debt	3,972	4,069
Deferred income taxes	530	397
Postretirement benefit obligations other than pensions	1,685	1,713
Asbestos related liabilities	1,618	2,006
Other liabilities	3,320	2,886
Shareowners’ equity	11,375	11,252
Total liabilities and shareowners’ equity	$32,206	$31,062

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Results-8

Honeywell International Inc.

Consolidated Statement of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$470	$372	$1,135	$1,028
Adjustments to reconcile net income to net cash provided
by operating activities:
(Gain) loss on sale of non-strategic businesses	(21)	(5)	(11)	(270)
Repositioning, environmental, litigation and other charges (credits)	110	101	332	399
Severance and exit cost payments	(35)	(41)	(105)	(123)
Environmental and non-asbestos litigation payments	(62)	(39)	(169)	(131)
Asbestos related liability payments	(138)	(101)	(418)	(424)
Insurance receipts for asbestos related liabilities	11	13	110	61
Depreciation and amortization	173	166	516	494
Undistributed earnings of equity affiliates	49	(24)	8	(53)
Deferred income taxes	17	70	81	152
Pension and other postretirement benefits expense	141	160	423	482
Pension contributions - U.S. plans	–	(5)	–	(10)
Other postretirement benefit payments	(55)	(53)	(145)	(152)
Other	76	(22)	1	(102)
Changes in assets and liabilities, net of the effects of
acquisitions and divestitures:
Accounts, notes and other receivables	(147)	(75)	(273)	(318)
Inventories	(22)	(54)	(86)	(42)
Other current assets	1	8	20	1
Accounts payable	(26)	69	(31)	186
Accrued liabilities	163	105	215	309
Net cash provided by operating activities	705	645	1,603	1,487

Cash flows from investing activities:
Expenditures for property, plant and equipment	(162)	(120)	(456)	(403)
Proceeds from disposals of property, plant and equipment	14	10	39	12
Decrease in investments	–	–	285	80
Cash acquired in acquisition of Novar plc	–	–	86	–
Cash paid for acquisitions	(23)	(111)	(2,047)	(220)
Proceeds from sales of businesses	3	(3)	35	391
Net cash (used for) investing activities	(168)	(224)	(2,058)	(140)

Cash flows from financing activities:
Net increase (decrease) in commercial paper	(299)	(75)	205	20
Net (decrease) in short-term borrowings	–	(2)	(693)	(126)
Proceeds from issuance of common stock	45	17	134	62
Payments of long-term debt	(5)	–	(148)	(23)
Repurchases of common stock	(579)	(50)	(579)	(342)
Cash dividends on common stock	(176)	(161)	(528)	(483)
Net cash (used for) financing activities	(1,014)	(271)	(1,609)	(892)

Effect of foreign exchange rate changes on cash and cash equivalents	–	51	(70)	28

Net (decrease) increase in cash and cash equivalents	(477)	201	(2,134)	483
Cash and cash equivalents at beginning of period	1,929	3,232	3,586	2,950
Cash and cash equivalents at end of period	$1,452	$3,433	$1,452	$3,433

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Results-9

Honeywell International Inc.

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

(Dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Cash provided by operating activities	$705	$645	$1,603	$1,487

Expenditures for property, plant and equipment	(162)	(120)	(456)	(403)

Free cash flow	$543	$525	$1,147	$1,084

We define free cash flow as cash provided by operating activities, less cash expenditures for property, plant and equipment.

We believe that this metric is useful to investors and management as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, and to pay dividends, repurchase stock, or repay debt obligations prior to their maturities. This metric can also be used to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.